EXHIBIT 23

Consent of Independent Public Accountants

We consent to the incorporation by reference in the Registration Statement (Form No. S-8 No. 333-37995) pertaining to the United Security Bancshares, Inc. Long Term Incentive Compensation Plan of our report dated March 6, 2003, with respect to the consolidated financial statements of United Security Bancshares, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2002.

/s/ Ernst & Young, LLP
Birmingham, Alabama
March 19, 2003